
Barbara Kruger (b. 1945)
Initial Offering Price
$599,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
13.0%
Similar Sales
Record Price
Repeat Sales
$0.6m
$0.4m
$0.2m
$0.0m
87
92
97
02
07
12
17
22
Sharpe Ratio
watch video
Barbara Kruger
▲1.49
All Art
0.43
S&P 500
0.39
Progress
INVEST NOW
Kruger's market has been strong with average prices trending upward over the last 5 years as well as a new auction record set in the past year. At 1.49, Kruger has the 4th highest Sharpe Ratio of any artist we track - ahead of Basquiat, Kusama and Banksy.
INVESTMENT THESIS



Barbara Kruger

(b. 1945)

Why we like this offering

1. The Artwork utilizes two of Barbara Kruger's most iconic visual elements: a pithy phrase in Futura Bold Oblique white on red font and a manipulated black and white photograph.
2. Auction records for works similar in style, medium, and scale are led by *Untitled (Unique)* (2020), which sold for $693,000 at Sotheby's in May 2022, *Untitled (Don't Shoot)* (2013), which sold for $675,000 at Christie's in October 2020, and *I Shop therefore I am* (1983), which sold for $601,600 at Phillips de Pury & Company in November 2004.
3. At 1.49, Kruger has the 4th highest Sharpe Ratio of any artist we track. This is nearly triple that of the S&P 500 and ahead of artists such as Basquiat, Kusama and Banksy.
4. Kruger's photographs had a 100% sell-through rate at auction between 2021 and 2022, meaning every artwork that came to auction found a buyer, a rare occurrence and a testament to collector demand.
5. Barbara Kruger features dolls, puppets, and cartoons in her artworks to emphasize the artificiality of consumer culture in America.
6. The Artwork is a square, photographic silkscreen on vinyl, which depicts a 1950s style masculine puppet holding a sign that reads "Repeat after me" and illustrates a circular optical illusion beneath the text. The puppet smiles with its mouth closed, insinuating that the audience should remain quiet. The commanding text, hypnotic spiral, and unnaturally smiling puppet give the work a haunting, dystopian quality.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$3,088,559	15	$1,260,417

Turnover by Year



3.1M
2.3M
1.5M
772.1K
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned

Sold Unsold



18
13.5
9
4.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$599,000**
Offering Circular	sec.gov/edgar

Painting



Repeat after me


Repeat after me


About Barbara Kruger

Barbara Kruger (b. 1945, Newark, NJ) is an American artist who uses the visual tropes, language, and design aesthetics of commercial advertising to explore and often critique popular culture, feminism, and identity politics. Kruger addresses media and politics in their native tongue: sensational, authoritative, and direct. She demands that we consider how our identities are formed within culture, through representation in language and image.

INVEST NOW

BARBARA
KRUGER

b. 1945, UNITED STATES


Repeat after me

$599,000	
INITIAL OFFERING	
13.0% HISTORICAL APPRECIATION OF SIMILAR WORKS (LAST 5 YEARS)[1,2]	▲1.49 SHARPE RATIO[3]
9.3% ANNUAL GROWTH OF RECORD PRICE[4]	13.4% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Silkscreen on vinyl | 98 × 98 in. (249 × 249 cm.)

Barbara Kruger is an internationally renowned second-wave feminist artist from the Pictures Generation best known for her provocative taglines in a white-on-red sans serif font superimposed on black and white photographs.

The Artwork utilizes two of Barbara Kruger's most iconic visual elements: a pithy phrase in Futura Bold Oblique white on red font and a manipulated black and white photograph. Barbara Kruger features dolls, puppets, and cartoons in her artworks to emphasize the artificiality of consumer culture in America. This is seen most explicitly in her work Untitled (When I hear the word culture I take out my checkbook) (1985), which appropriates a photograph of the American puppet Howdy Doody, a popular children's television character from the 1940s and 1950s. The Artwork is a square, photographic silkscreen on vinyl, which depicts a 1950s style masculine puppet holding a sign that reads and illustrates a circular opti-cal illusion beneath the text. The puppet smiles with its mouth closed, insinuating that the audience should remain quiet. The command-ing text, hypnotic spiral, and unnaturally smil-ing puppet give the work a haunting, dystopian quality. Although the printed image is black and white, Kruger uncharacteristically superimposes the image on a flat sky blue background with red trim. Auction records for works similar in style, medium, and scale are led by Untitled (Unique) (2020), which sold for $693,000 at Sotheby's New York on May 20, 2022, Untitled (Don't Shoot) (2013), which sold for $675,000 at Christie's New York on October 7, 2020, and I Shop therefore I am (1983), which sold for $601,600 at Phillips de Pury & Company New York on November 8, 2004.

Barbara Kruger is represented internationally by David Zwirner. In 1999, Kruger was the subject of a mid-career retrospective at the Museum of Contemporary Art in Los Angeles, which trav-eled to the Whitney Museum of American Art in New York the following year. She has also been the subject of solo exhibitions at the Palazzo delle Papesse - Centro Arte Contemporanea in Siena, the Moderna Museet in Stockholm, the National Gallery of Art in Washington, DC, and the Neue

THE ARTIST'S AUCTION RECORDS ARE CURRENTLY LED BY UNTITLED (MY FACE IS YOUR FORTUNE) (1982), WHICH SOLD FOR $1,562,500 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, UNTITLED (YOUR MANIAS BECOME SCIENCE) (1981), WHICH SOLD FOR $1,170,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021, AND UNTITLED (OUT OF YOUR MIND... IN YOUR FACE) (1989), WHICH SOLD FOR $1,068,829 (£889,000) AT SOTHEBY'S LONDON ON MARCH 1, 2023.

Nationalgalerie in Berlin, among many others. Kruger's artworks are represented in permanent collections at prestigious institutions around the world, including the Art Institute of Chicago, the Broad in Los Angeles, the Institute of Contemporary Arts in London, the Los Angeles County Museum of Art, the Metropolitan Museum of Art in New York, the Museum of Fine Arts in Boston, the Museum Ludwig in Cologne, the Museum of Modern Art in New York, the Saint Louis Art Museum, the Solomon R. Guggenheim in New York, the Tate in London, and the Whitney Museum of American Art in New York, among others. The artist's auction records are currently led by Untitled (My face is your fortune) (1982), which sold for $1,562,500 at Sotheby's New York on November 16, 2022, Untitled (Your Manias Become Science) (1981), which sold for $1,170,000 at Christie's New York on November 9, 2021, and Untitled (Out of your mind... In your face) (1989), which sold for $1,068,829 (£889,000) at Sotheby's London on March 1, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[43]


$60,500
$49,800
$25,300
$41,825
$601,600
$185,163
$165,800
$98,500
$395,577
$149,000
$502,000
$425,000
$275,800
$675,000
$693,000
5/2/1988
2/16/1989
5/15/2001
5/15/2002
11/8/2004
12/12/2007
5/15/2008
11/15/2012
2/14/2013
11/13/2014
3/5/2015
5/11/2016
11/13/2019
10/7/2020
5/20/2022
Implied Historical Growth

Barbara Kruger (b. 1945, Newark, New Jersey) is an internationally renowned second-wave feminist artist from the Pictures Generation best known for her provocative taglines in a white-on-red sans serif font superimposed on black and white photographs. Kruger attended Syracuse University for a year in 1964 before transferring to Parsons School of Design in New York, where she completed her degree under the mentorship of Diane Arbus and Marvin Israel. A year later, she worked as a page designer at Condè Nast and a picture editor for Mademoiselle and House & Garden. Her professional experience in commercial advertising and print media directly influenced her artwork, which pastes the popular graphic design typesets Futura Bold Oblique and Helvetica Ultra Compressed on manipulated found photographs. Kruger appropriates these commercial graphic strategies to interrogate feminist, capitalist, and consumerist issues. Her use of mass media as a vehicle for social criticism places her within the Pictures Generation, a conceptual art movement inspired by a course taught by John Baldessari at the California Institute of the Arts that quickly spread to New York in the late 1970s. As part of the Pictures Generation Kruger worked alongside influential artists such as Louise Lawler, Richard Prince, Cindy Sherman, and Robert Longo, among others. In 1989, a movement to repeal Roe v. Wade led Kruger to more explicitly advocate for women's reproductive rights and produce her iconic untitled work with the phrase "Your body is a battleground." In 1991, Kruger's immersive exhibition at Mary Boone Gallery in New York set the precedent for her provocative site-specific installations. Her compelling images have since appeared in unlikely exhibition spaces like billboards, train stations, buses, and municipal buildings. In 2005, Kruger was commissioned to design the facade of Italy's pavilion at the Venice Biennale and was honored with the prestigious Golden Lion for Lifetime Achievement award. Kruger continues to live and work between Los Angeles and New York.




Repeat after me


Repeat after me

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Barbara Kruger with the following criteria: Works on vinyl that measure between 48 inches by 48 inches and 130 inches by 130 inches, excluding works with only text or works with no text. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 8.0% CAGR implied from selected sales occurring from May 2, 1988, to May 20, 2022. Since January 1, 2010, the realized prices comprised by this set of transactions have increased at an estimated 13.0% CAGR implied from selected sales occurring from November 15, 2012, to May 20, 2022.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Barbara Kruger has a risk-adjusted appreciation of 1.49. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Barbara Kruger have a record price compound annual growth rate ("CAGR") of 9.3% from May 2, 1988 to June 30, 2023. This calculation is based on (i) a record price of $55,000 on May 2, 1988, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,250,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Barbara Kruger is 13.4%, which is based on 11 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Barbara Kruger was May 8, 1990 and ending on the last date a repeat sale occurred for such artist, which in the case of Barbara Kruger was May 15, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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